Exhibit 10.14
FIRST AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER ENERGY LIMITED
AND
MICHELLE K DAVIES
     WHEREAS, Foster Wheeler Energy Limited (the “Company”) entered into an Employment Agreement (the “Agreement”) with Michelle K Davies (the “Executive”), dated 8th August 2008; and
     WHEREAS, Foster Wheeler AG (“FWAG”) and its senior management are relocating to Switzerland and the Executive has been named FWAG’s Acting General Counsel; and
     WHEREAS, in exchange for the valuable consideration provided by this Amendment, the Executive has agreed to enter into an arrangement whereby she would perform her duties during the Assignment Term (as defined below)(the “Assignment”); and
     WHEREAS, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive.
     NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree that the Agreement is amended effective as of 1st January, 2010 by adding an addendum at the end of the Agreement, to read as follows:
ADDENDUM
     This Addendum sets forth the terms and conditions applicable during the Executive’s performance of duties from 1st January 2010 through the earlier of (i) 31st December 2010 or (ii) date the Assignment is terminated pursuant to Section A-3 below (the “Assignment Term”). The Assignment Term commenced on 1 January 2010. Unless and to the extent otherwise provided in this Addendum, all Agreement terms (including the Executive’s entitlement to the compensation and benefits described in the Agreement) shall remain in full force and effect. In particular and for the avoidance of doubt the Company confirms that the terms and conditions of the Agreement will remain in force save in so far as expressly provided for in this Addendum.
A-1. Location.
     During the Assignment Term, the Executive shall perform her duties primarily at the Company’s offices in Reading, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company, which reasonable requirements may include, among other things, frequent travel to Switzerland.

A-2 Salary, Bonus, Transition Support and Allowances.
     The Company shall pay the following salary and bonus, as well as the following benefits and/or expense reimbursements, during the Assignment Term. Such salary and bonus may be considered for purpose of calculations under the Company’s benefit plans as appropriate under the plans and U.K. law. For the avoidance of doubt the Company shall continue to pay the Executive during the Assignment Term the Group 1 Company car cash allowance at the prevailing rate paid monthly with salary (currently £14,000 per annum).
     (a) Salary. In lieu of the salary set forth in the Agreement, the Company will pay the Executive an annual base salary of £177,500, plus an uplift of 30%, for a total annual salary of £230,750 (such total annual salary of £230,750, the “Annual Salary”).
     (b) Annual Cash Incentive Bonus Opportunity. During the Assignment Term the on-target discretionary incentive payment of 40% of base salary will be increased to 50% of the Annual Salary. The actual amount of the incentive payments will be determined from time to time by the Company and/or the Compensation Committee of Foster Wheeler AG as necessary or appropriate to comply with company policy, applicable law, or exchange listing requirements. If the duration of the Assignment is less than a full calendar year, the incentive payment for the relevant year will be pro-rated between the months during the Assignment (and covered by the foregoing) and those not during the Assignment (and covered by the Agreement).
     (c) Work Permits/Visas. The Company will assist in obtaining the proper work permits and/or visas if necessary for the provision of services in Switzerland and reimburse the Executive for any work permit/visa, passport and immigration expenses.
     (d) Tax Return Preparation and Counseling Services. The Company shall retain the services of a tax consultant to counsel the Executive with respect to the tax implications of the Assignment and to prepare the Executive’s U.K. and (if required) Switzerland tax returns as required during or in respect of the Assignment Term.
     (e) Legal Services. The Company shall reimburse the Executive for legal fees incurred in relation to an attorney’s review of this Addendum, up to a maximum of £3,100 & VAT.
     (f) Tax Gross-Up. To the extent that the provision of the assignment benefits and expense reimbursements described in subsections (c) through (e) of this Section A-2 results in taxable income to the Executive, FWEL shall pay the Executive an amount to satisfy both the Executive’s Swiss and U.K. income tax obligation. Such payment shall be grossed-up for taxes and made as soon as practicable after the tax liability arises but in no event later than the end of the year following the year in which the tax is due.
     (g) Maximum Length of Assignment. For the avoidance of doubt, the maximum period of time during which the Executive may be considered to be “on assignment” and, therefore, eligible for assignment-related compensation and benefits, is five (5) years from the start of the Assignment Term.

A-3 Acceptance and Termination of Assignment.
     (a) The Executive accepts the Assignment and confirms that the offer of the Assignment and its acceptance does not give rise to any claims at law or otherwise for breach of the Agreement.
     (b) Either party may terminate the Assignment by giving two (2) months notice in writing to the other party.
     (c) It is agreed by both parties that unless agreed in writing by the Executive that upon termination of this Assignment the Executive shall continue to be employed by the Company on the terms of the Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Agreement effective as of the date first written above.
FOSTER WHEELER ENERGY LIMITED

By:	/s/ Troy Roder W. Troy Roder	22 February 2010 Date

	/s/ Michelle K. Davies Michelle K. Davies	16 February 2010 Date

3